GRAINGER REPORTS RESULTS FOR THE 2015 THIRD QUARTER

Quarterly Highlights

•	Sales of $2.5 billion, down 1 percent, flat organic

•	Operating earnings of $341 million, down 12 percent

•	EPS of $2.92, down 12 percent, or $3.03, down 8 percent excluding charges

•	Returned $812 million to shareholders through share repurchases and dividends

CHICAGO, October 16, 2015 - Grainger (NYSE: GWW) today reported results for the 2015 third quarter ended September 30, 2015. Sales of $2.5 billion declined 1 percent versus $2.6 billion in the 2014 third quarter. There were 64 selling days in the quarter, the same as in 2014. Net earnings for the third quarter were down 17 percent to $192 million versus $230 million in 2014. Earnings per share of $2.92 declined 12 percent versus $3.30 in 2014.

The 2015 third quarter included charges of $11.0 million, or $0.11 per share. These charges reflect cost actions begun in the third quarter related to the announcement of 26 branch closures in the United States and company restructuring, primarily related to payroll. On an adjusted basis, earnings per share were as follows:

	Three Months Ended September 30,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$2.92	$3.30	(12)%
U.S. branch closures	0.06
Company restructuring	0.05
Diluted Earnings Per Share as adjusted:	$3.03	$3.30	(8)%

“Our results reflect the challenging industrial economy in North America.  While we remain confident about our ability to gain market share, we are expecting continued revenue deceleration given recent feedback from our customers and suppliers.  A number of large customers have announced layoffs, and there are indications of extended year-end holiday shutdowns.  We have begun the process of aggressively adjusting our cost structure to reflect the weaker economic environment.  At the same time, we are staying focused on providing industry-leading service, while making select investments that will accelerate our growth long term.  These actions are especially important during an economic downturn and the subsequent recovery,” said Chairman, President and Chief Executive Officer Jim Ryan.

Given the performance to date and the expectation of continued economic weakness, the company lowered its sales and earnings per share guidance. For 2015, the company now expects sales in the range of -0.5 percent to 0.5 percent and earnings per share of $11.60 to $11.80, excluding the $0.16 per share in charges for the full year detailed at the end of the release. The new guidance includes the benefit of the recent Cromwell Group (Holdings) Limited acquisition, which is expected to contribute approximately 1.5 percentage points of sales growth and $0.01 to $0.02 to earnings per share for the final four months of 2015. The company’s previous 2015 guidance was issued on July 17, 2015, with expectations of 0 to 2 percent sales growth and earnings per share of $12.00 to $12.50 for the full year.

Company
Sales in the 2015 third quarter declined 1 percent driven by a 3 percentage point reduction from foreign exchange and a 2 percentage point benefit from acquisitions. Excluding foreign exchange and acquisitions, organic sales were flat and consisted of 1 percentage point from volume and a 1 percentage point decline in price.

The company’s gross profit margin declined 1.1 percentage point to 41.9 percent versus 43.0 percent in the 2014 third quarter, due primarily to faster growth with lower gross margin customers, lower supplier rebates tied to lower-than-expected volume and price deflation versus slight cost inflation. Excluding the business in Canada, the company experienced slight product cost deflation versus the 2014 third quarter. Operating expenses for the company increased 1 percent and included approximately $43 million in incremental growth and infrastructure spending versus the 2014 quarter.

Company operating earnings declined 12 percent to $341 million for the 2015 third quarter versus $386 million in the prior year. The 12 percent decline was driven by the sales decline, lower gross profit margins and a 1 percent increase in operating expenses. Excluding the charges in the 2015 third quarter, operating expenses were down 1 percent and operating earnings declined 9 percent.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 86 percent of company sales for the quarter. The remaining operating units are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment were flat in the 2015 third quarter versus the prior year and included 1 percentage point from increased sales to Zoro, the single channel online business in the United States, offset by a 1 percentage point decline in price. Sales growth to customers in the Commercial, Light Manufacturing, Retail, and Government customer end markets were offset by lower sales to Heavy Manufacturing, Contractor, Reseller and Natural Resources customers.

Operating earnings for the United States segment declined 7 percent in the quarter driven by flat sales and lower gross profit margins. Gross profit margins for the quarter declined 1.2 percentage points primarily driven by price deflation exceeding cost deflation and higher sales to Zoro reflecting the lower transfer price used to account for these intercompany sales. Excluding Zoro, gross profit margins were down 0.9 percentage point versus the prior year.  Operating expenses were flat in the quarter versus the prior year driven primarily by lower payroll and benefits which were offset by incremental growth and infrastructure spending of $30 million. The 2015 third quarter included announced branch closures and restructuring charges of approximately $9 million. Excluding the charges, operating expenses decreased 2 percent and operating earnings were down 5 percent.

Canada
Sales for Acklands-Grainger declined 23 percent in U.S. dollars in the third quarter of 2015 and declined 8 percent in local currency. The 8 percent sales decrease consisted of a 17 percentage point decline in volume partially offset by a 5 percentage point benefit from price and a 4 percentage point contribution from WFS Enterprises, Inc., which was acquired September 2, 2014. Lower sales to the Oil and Gas, Construction, Commercial, Transportation, Retail, Heavy Manufacturing, Government and Light Manufacturing sectors were partially offset by growth to customers in the Mining, Utilities and Forestry end markets. The business in Canada continues to be affected by weak oil and gas prices and lower commodity prices. Sales in the province of Alberta, which represents more than a third of the company’s business in Canada, were down 26 percent in local currency versus the prior year. In contrast, sales for the remaining provinces in aggregate were down 3 percent in local currency versus the prior year.

In U.S. dollars, operating earnings in Canada declined 87 percent in the 2015 third quarter primarily driven by lower sales and lower gross profit margins. The gross profit margin in Canada declined 1.3 percentage points versus the prior year. Excluding WFS, the gross profit margin was down 0.8 percentage point versus the prior year primarily related to unfavorable foreign exchange from products sourced from the United States and lower supplier rebates, partially offset by price increases. Operating expenses included incremental spending of approximately $6 million for the SAP implementation and restructuring costs of approximately $1 million. The SAP implementation and related costs are targeted for completion in the first half of 2016.

Other Businesses
During the quarter, Grainger completed the acquisition of Cromwell, which is reported as a part of the Other Businesses. Prior to the acquisition, Cromwell was the largest independent MRO distributor in the United Kingdom, serving more than 35,000 industrial and manufacturing customers worldwide with more than 80,000 industrial products. Sales for the fiscal year ending August 31, 2015, were approximately £285 million GBP ($437 million USD).

Sales for the Other Businesses increased 18 percent for the 2015 third quarter versus the prior year. This performance consisted of 22 percentage points of growth from volume and price, partially offset by a 16 percentage points decline from unfavorable foreign exchange, and the Cromwell acquisition, which contributed 12 percentage points of growth. The organic sales increase was primarily driven by the single channel online businesses MonotaRO in Japan and Zoro in the United States.

Operating earnings for the Other Businesses were $14 million in the 2015 third quarter versus $5 million in the 2014 third quarter. The earnings increase for the quarter versus the prior year was driven by strong results from the single channel online businesses in Japan and United States and a $2 million contribution from Cromwell, partially offset by an incremental $2 million in start-up costs for the single channel online business in Germany.

Other
Other income and expense was a net $21 million expense in the 2015 third quarter versus a net $3 million expense in the 2014 third quarter.  The increase in expense was driven by $12 million in higher net interest expense and $6 million in losses on the company’s clean energy investment.

•
The net interest expense was driven by the $1 billion in long-term debt issued in June to buy back company shares. Beyond 2015, the company intends to issue new permanent debt of $400 million in 2016 and 2017, respectively, to continue the share buyback program consistent with the announcement made in April.

•
The company realized $6 million in losses from its investment in a limited liability company established to produce clean energy. As part of supporting the operations of this entity, Grainger receives its share of energy tax credits. For the full year, energy credits are expected to result in a reduction of approximately 1.3 percentage point in the company’s effective tax rate.

The company’s tax rate for the quarter was 38.4 percent compared to 39.1 percent in the 2014 third quarter. The lower tax rate in 2015 reflects the benefit of the energy tax credits partially offset by a higher proportion of earnings from the United States versus other jurisdictions with lower tax rates. The company is currently projecting an effective tax rate of approximately 37.2 to 37.6 percent for 2015.

Cash Flow
Operating cash flow was $366 million in the 2015 third quarter versus $329 million in the 2014 third quarter. The company used cash from operations to fund capital expenditures of $82 million in the quarter versus $84 million in the third quarter of 2014. In addition, Grainger returned $812 million in the quarter to shareholders through $77 million in dividends and $735 million to buy back 3.4 million shares of stock. As of September 30, 2015, the company had 10.3 million shares remaining on its share repurchase authorization.

Year-to-Date
For the nine months ended September 30, 2015, sales of $7.5 billion increased 1 percent versus $7.5 billion in the nine months ended September 30, 2014. There were 191 selling days in the first nine months of 2015, the same number of selling days as 2014. Reported net earnings decreased 4 percent to $624 million versus $653 million in the first nine months of 2014. Reported earnings per share for the first nine months decreased 1 percent to $9.24 versus $9.30 for 2014. Excluding the charges noted below, net earnings decreased 4 percent and earnings per share decreased 1 percent.

	Nine Months Ended September 30,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$9.24	$9.30	(1)%
U.S. branch closures	0.06
Company restructuring	0.10
Retirement plan transition		0.15
Diluted Earnings Per Share as adjusted:	$9.40	$9.45	(1)%

About Grainger
W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2015 third quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “estimate”, “expects”, “guidance”, “earnings per share guidance”, “will continue to”, “potentially”, “projects” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$2,532,900	$2,562,263	$7,495,126	$7,453,994
Cost of merchandise sold	1,471,021	1,459,479	4,266,073	4,194,553
Gross profit	1,061,879	1,102,784	3,229,053	3,259,441

Warehousing, marketing and administrative expense	721,150	717,271	2,180,359	2,178,838
Operating earnings	340,729	385,513	1,048,694	1,080,603

Other income and (expense)
Interest income	464	630	934	1,684
Interest expense	(13,899)	(2,377)	(19,719)	(7,997)
Loss from equity method investment	(5,972)	—	(10,273)	—
Other non-operating income	(1,875)	(1,131)	(3,864)	(1,617)
Total other expense	(21,282)	(2,878)	(32,922)	(7,930)

Earnings before income taxes	319,447	382,635	1,015,772	1,072,673

Income taxes	122,825	149,585	379,769	411,491

Net earnings	196,622	233,050	636,003	661,182

Net earnings attributable to noncontrolling interest	4,421	2,728	12,239	8,292

Net earnings attributable to W.W. Grainger, Inc.	$192,201	$230,322	$623,764	$652,890

Earnings per share -Basic	$2.94	$3.33	$9.33	$9.42
-Diluted	$2.92	$3.30	$9.24	$9.30
Average number of shares outstanding -Basic	64,720	68,296	66,188	68,482
-Diluted	65,289	69,112	66,850	69,375

Diluted Earnings Per Share
Net earnings as reported	$192,201	$230,322	$623,764	$652,890
Earnings allocated to participating securities	(1,805)	(2,591)	(6,159)	(7,882)
Net earnings available to common shareholders	$190,396	$227,731	$617,605	$645,008
Weighted average shares adjusted for dilutive securities	65,289	69,112	66,850	69,375
Diluted earnings per share	$2.92	$3.30	$9.24	$9.30

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales
United States	$2,039,488	$2,045,077	$6,041,576	$5,935,343
Canada	213,132	278,271	687,128	796,614
Other Businesses	354,692	300,760	971,389	874,592
Intersegment sales	(74,412)	(61,845)	(204,967)	(152,555)
Net sales to external customers	$2,532,900	$2,562,263	$7,495,126	$7,453,994

Operating earnings
United States	$359,414	$386,499	$1,095,036	$1,105,286
Canada	3,587	27,466	22,474	67,974
Other Businesses	14,260	5,162	38,943	13,180
Unallocated expense	(36,532)	(33,614)	(107,759)	(105,837)
Operating earnings	$340,729	$385,513	$1,048,694	$1,080,603

Company operating margin	13.5%	15.0%	14.0%	14.5%
ROIC* for Company			31.2%	33.4%
ROIC* for United States			48.2%	51.7%
ROIC* for Canada			4.6%	14.4%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 4-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $240.0 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $389.9 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	September 30, 2015	December 31, 2014
Cash and cash equivalents	$258,151	$226,644
Accounts receivable – net (1)	1,291,365	1,172,924
Inventories - net	1,367,533	1,356,396
Prepaid expenses and other assets	124,131	150,198
Deferred income taxes	63,506	61,387
Total current assets	3,104,686	2,967,549
Property, buildings and equipment – net	1,372,992	1,324,346
Deferred income taxes	23,641	16,718
Goodwill (1)	678,311	506,905
Other assets and intangibles – net (1)	627,523	467,531
Total assets	$5,807,153	$5,283,049
Liabilities and Shareholders’ Equity
Short-term debt	$211,686	$56,896
Current maturities of long-term debt	23,244	23,404
Trade accounts payable	582,477	554,088
Accrued compensation and benefits	182,002	191,696
Accrued contributions to employees’ profit sharing plans (2)	98,458	178,076
Accrued expenses	307,473	245,300
Income taxes payable	16,039	12,256
Total current liabilities	1,421,379	1,261,716
Long-term debt (3)	1,577,281	403,333
Deferred income taxes and tax uncertainties	127,713	95,455
Employment-related and other non-current liabilities	234,728	238,444
Shareholders' equity (4)	2,446,052	3,284,101
Total liabilities and shareholders’ equity	$5,807,153	$5,283,049

(1)	Accounts receivable – net, Goodwill and Other assets and intangibles – net increased primarily due to the Cromwell acquisition.
(2)
Accrued contributions to employees' profit sharing plans were $80 million lower as the September 30, 2015, balance reflects a 9 month accrual versus a 12 month accrual in the prior year and also due to lower company performance.

(3)	Long-term debt increased $1.2 billion due to the issuance of senior notes in the second quarter and the issuance of a term loan in the third quarter to partially fund the acquisition of Cromwell.
(4)	Common stock outstanding as of September 30, 2015, was 62,788,526 shares as compared with 67,432,041 shares at December 31, 2014.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$636,003	$661,182
Provision for losses on accounts receivable	6,416	7,479
Deferred income taxes and tax uncertainties	(6,906)	(2,897)
Depreciation and amortization	164,200	147,751
(Gains) losses from non-cash charges and sales of assets	(709)	15,157
Stock-based compensation	35,627	38,859
Losses from equity method investment	10,273	—
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(69,784)	(163,072)
Inventories	12,627	(19,755)
Prepaid expenses and other assets	27,858	17,670
Trade accounts payable	19,126	(5,542)
Accrued liabilities	(102,951)	(45,887)
Current income taxes payable	2,451	4,408
Employment-related and other non-current liabilities	2,401	9,257
Other – net	(702)	(1,777)
Net cash provided by operating activities	735,930	662,833
Cash flows from investing activities:
Additions to property, buildings and equipment	(253,197)	(240,196)
Proceeds from sales of property, buildings and equipment	12,351	9,062
Equity method investment	(15,687)	—
Net cash paid for business acquisitions, net of divestitures	(463,302)	(10,606)
Other – net	(206)	6,816
Net cash used in investing activities	(720,041)	(234,924)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	159,268	(16,579)
Net increase (decrease) in long-term debt	1,207,418	(52,321)
Proceeds from stock options exercised	53,688	41,461
Excess tax benefits from stock-based compensation	24,415	29,442
Purchase of treasury stock	(1,177,241)	(317,420)
Cash dividends paid	(230,948)	(215,265)
Net cash provided (used) in financing activities	36,600	(530,682)
Exchange rate effect on cash and cash equivalents	(20,982)	(8,137)
Net change in cash and cash equivalents	31,507	(110,910)
Cash and cash equivalents at beginning of year	226,644	430,644
Cash and cash equivalents at end of period	$258,151	$319,734

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	%	2015	2014	%
Operating earnings reported	$340,729	$385,513	(12)%	$1,048,694	$1,080,603	(3)%
U.S. branch closures	6,688	—		6,688	—
Company restructuring	4,291	—		8,377	—
Retirement plan transition	—	—		—	13,639
Subtotal	10,979	—		15,065	13,639
Operating earnings adjusted	$351,708	$385,513	(9)%	$1,063,759	$1,094,242	(3)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	%	2015	2014	%
Segment operating earnings adjusted
United States	368,788	386,499		1,104,410	1,105,286
Canada	4,732	27,466		23,619	67,974
Other Businesses	14,757	5,162		43,526	26,819
Unallocated expense	(36,569)	(33,614)		(107,796)	(105,837)
Segment operating earnings adjusted	$351,708	$385,513	(9)%	$1,063,759	$1,094,242	(3)%

Company operating margin adjusted	13.9%	15.0%		14.2%	14.7%
ROIC* for Company				31.6%	33.4%
ROIC* for United States				50.6%	51.7%
ROIC* for Canada				4.9%	14.4%

*Adjusted ROIC is calculated as defined on page 9, excluding the items adjusting operating earnings as noted above.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	%	2015	2014	%
Net earnings reported	$192,201	$230,322	(17)%	$623,764	$652,890	(4)%
U.S. branch closures	4,188	—		4,188	—
Company restructuring	2,928	—		6,432	—
Retirement plan transition	—	—		—	10,229
Subtotal	7,116	—		10,620	10,229
Net earnings adjusted	$199,317	$230,322	(13)%	$634,384	$663,119	(4)%

Diluted earnings per share reported	$2.92	$3.30	(12)%	$9.24	$9.30	(1)%
U.S. branch closures	0.06	—		0.06	—
Company restructuring	0.05	—		0.10	—
Retirement plan transition	—	—		—	0.15
Subtotal	0.11	—		0.16	0.15
Diluted earnings per share adjusted	$3.03	$3.30	(8)%	$9.40	$9.45	(1)%

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